EXHIBIT 10.4

PIONEER NATURAL RESOURCES COMPANY

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

WHEREAS, Pioneer Natural Resources Company (the “Parent”), Pioneer Natural Resources USA Inc. (the “Employer”) and the employee whose name appears on the signature page of this Amendment (the “Employee”) have previously entered into a Change in Control Agreement (the “Agreement”) which provides the Employee with certain termination benefits in the event Employee’s employment is terminated in certain circumstances following the occurrence of a change in control;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes certain limitations and restrictions on the times at which certain types of compensation, including severance benefits, may be payable;

WHEREAS, all documents that provide for the payment of compensation that is subject to Section 409A must be brought into compliance with the requirements of Section 409A on or before December 31, 2008, or the employee to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional tax of at least 20% on such compensation; and

WHEREAS, the parties desire to adopt amendments to the Agreement to avoid any such adverse tax consequences for the Employee by reason of the compensation provided herein and certain other amendments;

NOW, THEREFORE, the Agreement is amended in the manner set forth below:

1.         Paragraph 3 of the Agreement is amended to delete the definitions of “Change in Control” and “Date of Termination” in their entirety, and to add the following definitions in appropriate alphabetical order:

“Change in Control” shall mean an event that constitutes a “change in control” as defined in Parent’s LTIP, except that, solely for purposes of determining whether Employee is eligible for benefits under this Agreement due to a termination of employment occurring after a Potential Change in Control, but prior to the occurrence of a Change in Control, an event shall only constitute a Change in Control if it both qualifies as such under Parent’s LTIP and is a change in the ownership or effective control or in the ownership of a substantial portion of the assets of the Parent for purposes of Section 409A of the Code. Any modification to the definition of “change in control” in Parent’s LTIP (including by virtue of the adoption by the Parent of a successor plan thereto setting forth a modified definition of “change in control”) adopted after the Effective Date shall apply for purposes of this Agreement, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change in Control or Potential Change in Control shall not apply in determining the definition of such term under this Agreement unless such amendment is favorable to Employee; and provided further that any change to the definition of a change in control in Parent’s LTIP adopted in 2008 to comply with the requirements of Section 409A of the Code shall be deemed to be favorable to Employee.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

“Date of Termination” shall mean

(1)  In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein; and

(2)  In all other cases, the actual date on which Employee’s employment terminates;

provided, however, that if Employee continues to provide or, in the 12 month period following such termination of employment, Employee is expected to provide, sufficient services that, under the Parent’s written and generally applicable policies regarding what constitutes a “separation from service” for purpose of Section 409A of the Code, Employee does not incur a separation of service for purposes of such Section 409A on the date of termination, Employee’s Date of Termination for purposes of this Agreement shall be the date on which such Employee incurs a separation from service under such policies.

“Parent’s LTIP” shall mean the Parent’s 2006 Long-Term Incentive Plan, as the same may be amended from time to time, or any successor plan thereto.

2.         References throughout the Agreement to the term “LTIP” shall be changed to “Parent’s LTIP” and the phrase “the Internal Revenue Code of 1986, as amended (the “Code” and such payments, collectively, the “Covered Payments”)” in paragraph 5(e) shall be changed to “the Code (such payments, collectively, the “Covered Payments”).”

3.         Paragraph 5 is amended to delete subparagraph (a)(3) thereof, and to insert a new subparagraph (a)(3) to read as follows:

(3)   A Separation Payment in an amount equal to Employee’s Base Salary, which shall be paid 10 days following Employee’s Date of Termination, provided that, if, at the Date of Termination, Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the procedures specified or established by the Parent in accordance with such Section 409A and the regulations thereunder (a “Specified Employee”), and the Separation Payment is payable due to Disability or a voluntary retirement on or after Normal Retirement Date, the Separation Payment shall be made six months and one day after Employee’s Date of Termination. In the event that the Separation Payment is made six months and one day after the Date of Termination, it shall be paid with interest from the Date of Termination at a rate equal to Employer’s cost of borrowing under its principal credit facility as in effect at the Date of Termination, as determined by the Parent’s Chief Financial Officer.

4.         Paragraph 5 is further amended to delete subparagraphs (3), (4), (5) and (6) of paragraph 5(c) and to add new subparagraphs (3), (4), (5) and (6), and a new final paragraph to Paragraph 5(c), with each to read as follows:

(3)   Continued coverage following Employee’s Date of Termination, at the same costs that apply to similarly situated active employees, for Employee and Employee’s eligible dependants under whichever of the Company’s group medical plans in which Employee was participating prior to the Date of Termination or, to the extent such continued coverage cannot be provided under such plan without adverse consequences for the Company or Employee due to non-discrimination requirements, then under an individual or group insurance policy that is substantially similar in all material respects to the coverage made available under such group health plan(s), for each of the following two periods (i) from the Employee’s Date of Termination until and including the 18 month anniversary of such termination; and (ii) from the day after the 18 month anniversary of the Employee’s Date of Termination and continuing until the end of the period over which the Protected Base Salary payable as part of the Separation Payment under subparagraph 5(c)(6) would have been payable if it had been paid over time in accordance with the Employer’s payroll practices as in effect at the Change in Control Date; provided, however, that such continued coverage shall cease if and when Employee becomes eligible for comparable coverage under the group health plan(s) of a subsequent employer; and

(4)   If Employee shall have relocated Employee’s principal residence to enter into the Company’s employ, or otherwise relocated such residence at the request of the Company, within 1 year of the Change in Control Date, and if Employee elects to relocate to Employee’s original location following Employee’s Date of Termination, relocation benefits under the same relocation policy as applied to Employee’s initial relocation; provided that the benefits provided hereunder shall (i) be paid to Employee not later than the end of the calendar year following the year in which such the corresponding reimbursable relocation expenses are incurred and (ii) not be duplicative of any relocation benefits to which Employee is entitled in connection with the plan, policy, program or practice of any subsequent employer;

(5)   To the extent that any award granted to Employee under Parent’s LTIP and outstanding on the Change in Control Date shall not have previously become fully vested and, as applicable, exercisable, payable, distributable and free of any transfer restrictions, such award shall be and become fully vested and, as applicable, exercisable, payable or distributable to, and transferable by, Employee on Employee’s Date of Termination, without any further action by the Company or any other person(s); provided, however, that (i) in the case of any award that vests upon the attainment of specified performance conditions, the extent to which such award becomes vested and payable will be contingent (to the extent specified in the applicable award agreement) upon the achievement of such criteria, as measured at the time of the Change in Control and (ii) if the award is deferred compensation subject to Section 409A that does not qualify for an otherwise available exemption from such Section 409A, payment thereof shall be made to the Employee at the same time as the Separation Payment referenced in subparagraph 5(c)(6) and, if such payment is delayed for six months and one day following the Date of Termination, the Employer shall be required to contribute the amount payable in respect of such award to the grantor trust referenced in the paragraph following such subparagraph 5(c)(6) at the same time, and subject to the same conditions, as apply with respect to such Separation Payment;

      (6)     A Separation Payment in an amount equal to the sum of

(i)   2.99 times the sum of Employee’s Protected Base Salary and Target Bonus;

(ii)  the product of (A) the amount of the Target Bonus and (B) a fraction, the numerator of which is the number of days in the then current calendar year which have elapsed as of the Date of Termination, and the denominator of which is 365;

(iii) if Employee’s employment was terminated prior to the Change in Control Date, but Employee is deemed to have continued in the Company’s employment for purposes of this Agreement until the Change in Control Date pursuant to paragraph 2 hereof, an amount equal to the value (as determined based on the fair market value of the Parent’s common stock on the Change in Control Date, but debiting therefrom any amount Employee would be required to pay to receive the benefit of such award) of any equity awards (including, without limitation, stock options, restricted stock units and restricted stock) granted to Employee under Parent’s LTIP that were outstanding but unvested (after taking into account any accelerated vesting thereof in connection with such termination of employment) on Employee’s Date of Termination; and

(iv)  if the termination of employment is by the Company and if the Date of Termination is less than thirty (30) days after the date Notice of Termination is given, an amount equal to one-twelfth (1/12) of the Protected Base Salary.

Payment of the Separation Payment shall be made within 10 business days after the Employee’s Date of Termination, provided that, if, at the Date of Termination, Employee is a Specified Employee, the portion of the Separation Payment described in subclauses (i), (iii) and (iv) above shall be made six months and one day after Employee’s Date of Termination. Any such deferred portion of the Separation Payment payable to Employee shall be contributed by the Company or Employer within five (5) business days following the Date of Termination to a grantor trust in the United States subject to the claims of the grantor’s creditors (a “Grantor Trust”), with such amount to be invested through the trust in U.S. Treasury securities or money market investments, with the principal investment purpose being to preserve principal (“Fixed Income Securities”). When payment of any such deferred portion of the Separation Payment is made in accordance with the second preceding sentence, it shall be increased by an amount equal to the earnings on the amounts contributed to such Grantor Trust in respect of such deferred Separation Payment.

5.         Paragraph 5(d) is amended to delete subparagraph (4) thereof and a new subparagraph (4) is added to read as follows:

(4)       A Separation Payment in an amount equal to Employee’s Protected Base Salary, which shall be payable within 10 business days after the Employee’s Date of Termination, provided that, if, at the Date of Termination, Employee is a Specified Employee, the portion of the Separation Payment due pursuant to this subparagraph 5(d)(4) shall be made six months and one day after Employee’s Date of Termination. Any such deferred portion of the Separation Payment payable to Employee shall be contributed by the Company or Employer within five (5) business days following the Date of Termination to a Grantor Trust, with such amount to be invested through the trust in Fixed Income Securities. When payment of any such deferred portion of the Separation Payment is made in accordance with the second preceding sentence, it shall be increased by an amount equal to the earnings on the amounts contributed to such Grantor Trust in respect of such deferred Separation Payment.

6.         Paragraph 5(e) is amended to add the words, “or employment” after the words, “any Federal, state or local income” in subparagraph (1), and to add at the end of subparagraph (5) thereof the following additional sentence:

Notwithstanding anything else in this Paragraph 5(e) to the contrary, any amount to be paid to Employee in respect of any Excise Tax shall be paid not later than the calendar year following the calendar year in which Employee incurs the related portion of the Excise Tax.

7.         The first sentence of Paragraph 7(n) is amended to add the phrase “but in no event later than the end of the calendar year following the calendar year in which such legal fees and expenses are incurred;” after the words “upon presentation of proof of such expenses.”

8.         Except as otherwise expressly provided herein, the agreement shall continue in full and force and effect in accordance with its existing terms.

IN WITNESS WHEREOF, the parties hereunder have caused this Amendment to be executed as of the 20th day of November, 2008.

PIONEER NATURAL RESOURCES COMPANY

By:

PIONEER NATURAL RESOURCES USA INC.
By:

EMPLOYEE

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